Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-280990

March 6, 2025

NCIQ Bingo Social Video (X, LinkedIn, Facebook and TikTok)

X Social Post Caption:

Gain regulated exposure to the crypto ecosystem with the Hashdex Nasdaq Crypto Index US ETF - $NCIQ.

A multi-asset, rules-based, product that gives investors exposure to #bitcoin and #ether without the complexities of self-custody.

Learn More: https://hashdex-etfs.com/NCIQ

Prospectus: https://hashdex-etfs.com/ncqi/prospectus

LinkedIn Social Post Caption:

Unlock the Future of Crypto Investing with NCIQ: Regulated and Seamless Exposure to Bitcoin & Ethereum

Introducing the Hashdex Nasdaq Crypto Index US ETF (NCIQ)!

The future of crypto investing is here. NCIQ provides market-cap-weighted exposure to bitcoin (BTC) and ether (ETH) through a regulated exchange-traded product—offering investors a seamless way to participate in the crypto economy without the complexities of self-custody.

❖	Exposure to BTC & ETH

❖	Rules-based index with Nasdaq’s expertise

❖	Passive strategy aligned with market evolution

Join the next phase of crypto adoption with Hashdex. Learn more: www.hashdex-etfs.com/nciq

Prospectus: https://hashdex-etfs.com/nciq/prospectus

#CryptoETF #Bitcoin #Ethereum #Investing

Facebook Social Post Caption:

Intelligent Crypto Investing with NCIQ

Get regulated exposure to Bitcoin & Ethereum with the NCIQ ETP—a multi-asset, rules-based fund designed for the future of crypto investing. Learn more: www.hashdex-etfs.com/nciq

Prospectus: https://hashdex-etfs.com/nciq/prospectus

#CryptoETF #Bitcoin #Ethereum

Video

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Text: PLAYING BINGO WITH YOUR CRYPTO INVESTMENT?

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Text: PLAYING BINGO WITH YOUR CRYPTO INVESTMENT? DON’T LEAVE IT UP TO CHANCE.

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Text: Crypto investing shouldn’t be a guessing game.

NCIQ Hashdex Nasdaq Crypto Index US ETF

Hashdex

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Text: A registration statement (including a prospectus) has been filed with the SEC for the offering to which this communication relates and can be found here: https://www.hashdex-etfs.com/nciq/prospectus. Before you invest, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about NCIQ and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Hashdex will arrange to send you the prospectus, if you request it by calling toll-free 917-525-5635. The Fund invests directly in Bitcoin and Ether, aiming to track the Nasdaq Crypto US Settlement Price Index. Crypto asset investments are highly volatile and may result in total loss of your investment. Instruments whose underlying investments include crypto assets are not suitable for all investors. The Fund is an exchange-traded product and is not an ETF or mutual fund. The Fund is not registered under the Investment Company Act of 1940, and is not subject to the same regulatory requirements and protections. Carefully consider the Fund’s objectives, risks, charges, and expenses before investing. Investing in the Fund involves significant risk and may not be suitable for all investors. The Fund is new with a limited operating history. Investing in Bitcoin and Ether is new and highly speculative. Nothing herein is intended to imply that investing in any crypto asset or crypto asset related product may be considered “conservative,” “safe,” “risk free,” or “risk averse.” For more information, read the prospectus at https://www.hashdex-etfs.com/nciq/proespectus.

Hashdex Nasdaq Crypto Index US ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates and can be found here: https://www.hashdex-etfs.com/nciq/prospectus. Before you invest, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about NCIQ and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Hashdex will arrange to send you the prospectus, if you request it by calling toll-free 917-525-5635.